SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 11, 2010

Date of Earliest Event Reported: October 8, 2010

C2E ENERGY, INC.
(Exact Name of Registrant as Specified in its Charter)

ODYSSEY OIL & ENERGY, INC.
_________________________
 (Former Name of Registrant)

Florida
(State of Organization)

65-1139235
(I.R.S. Employer Identification No.)

Commission File Number 333-106299
Design Quarter, Nicol Grove office Park
Leslie Road, Fourways 2044
South Africa
Address of Principal Executive Offices
Registrants Telephone Number (including area code):+27(11)513-3558

C2E ENERGY, INC.

Report on Form 8-K

 ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 8, 2010.  C2E Energy, Inc. (the “Company”) entered into an agreement with Beijing Jinyuan Taiye International Co Ltd, for the erection of 2 x 300MW gas power stations in Henan Province approved by the Chinese Government. The Company is required to raise $128 million for a 80% interest in the project with Beijing Jinyuan Taiye International Co Ltd owning 20% of the project.

On October 8, 2010.  C2E Energy, Inc. (the “Company”) entered into an agreement with Beijing Jinyuan Taiye International Co Ltd, for the erection of 2 x 600MW power stations in Inner Mongolia approved by the Chinese Government. The Company is required to raise $171 million for a 80% interest in the project with Beijing Jinyuan Taiye International Co Ltd owning 20% of the project.

On October 10, 2010.  C2E Energy, Inc. (the “Company”) entered into an agreement with Beijing Jinyuan Taiye International Co Ltd, which has the technology for turning cement plants, glass manufacturing and building material factories emissions into energy. The technology will eliminate co2 emissions from the factories and turn it into energy for the factories. The Company is required to raise $2 million for a 30% interest in Beijing Jinyuan Taiye International Co Ltd.

On October 18, 2010, C2E Energy, Inc. (the “Company”) entered into an agreement to acquire Biomass Global Limited, which has the technology and rights to provided power from waste treatment with zero emissions. In terms of this acquisition the Company, will issue 220,000,000 shares of common restricted stock.

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

As a result of the agreement as described in Item 1.01 above, the C2E Energy, Inc has acquired a 100% interest in Biomass Global Limited and will issue 220,000,000 shares of common restricted stock for the acquisition.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

     (b) EXHIBITS

Exhibit No.	Exhibits

1.1	Agreement with Beijing Jinyuan Taiye International Co Ltd Hunan Province
1.2	Agreement with Beijing Jinyuan Taiye International Co Ltd Inner Mongolia
1.3	Agreement with Beijing Jinyuan Taiye International Co Ltd Energy Saving
2.1	Agreement to acquire Biomass Global Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant  has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C2E Energy, Inc.

November 11, 2010
	By:	/s/ Johannes Roux
Johannes Roux
Principal Executive Officer,
President and Director